PHOENIX - EQUITY TRUST
CIK Number 0000034273
Semi-Annual 12-31-05 Filing

Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows for Series 1-Phoenix Worldwide Strategies Fund:

72DD1/72DD2-Series 1
Class A 1,060, Class B 24 and Class C 14.

73A1/73A2- Series 1
Class A .0970, Class B .0380 and Class C .0380.

74U1/74U2- Series 1
Class A 11,020, Class B 646, and Class C 371

74V1/74V2- Series 1
Class A $9.18, Class B $8.38, and Class C $8.38